CONTACT:
                                                 Marianne V. Pastor
                                                 (703) 335-7800
                                          FOR IMMEDIATE RELEASE

Williams Industries, Inc. Announces
Second Quarter 2006 Results;
Financial Improvement Shown

     Manassas, VA. --- March 20, 2006 --- Williams Industries, Inc. (NASDAQ
- WMSI) today announced income of $268,000 or $0.07 per share on revenue of $11,149,000 for the second quarter of Fiscal 2006, which ended January 31,
2006.   This compares to a loss of $1,359,000 or $0.37 per share on revenue
of $12,526,000 for the quarter ended January 31, 2005.    For the six months
ended January 31, 2005, the company reported income of $18,000 or $0.01 per share on revenue of $23,253,000 compared to a loss of $1,936,000 or $0.53 per share on revenue of $25,056,000. The company's complete quarterly filing is available on the Securities and Exchange Commission's EDGAR system (www.sec.gov).

     Williams Industries' President and CEO Frank E. Williams, III, attributed the improvement to several factors, mostly notably the fact that the company is no longer dealing with major projects where the escalating costs of steel could not be significantly mitigated. The company has completed its portion of erection work on the Springfield Interchange project and has fabricated all of the steel in its contract. Additionally, the shut-down of the Bessemer, Alabama manufacturing plant is complete and all costs have been absorbed.

     "The employees of Williams Industries, Inc. and its subsidiaries are another very important factor in the company's improvement," Williams said. "Our employees have been incredibly loyal through some challenging times. They have read all the dire predictions about the company's plight in the newspapers over the past months, as well as hearing unfounded reports from the company's competitors. Throughout it all, they've kept their heads down and done their jobs, often in challenging circumstances. They know, as do I, that the company has weathered tough times before and that it was only a matter of time before we made the necessary course corrections to deal with what are now past problems."

     One of the most positive signs of the company getting on with its business is an agreement in principle to extend the company's banking
agreement with United Bank from March 6 to July 31.   "United Bank has been
extremely fair in its working relationship with Williams Industries," Williams noted, adding "I think they realize that we are committed to working our way out of the financial difficulties of the past few years and that we are well on our way to doing so."

     Williams said that the company is also optimistic that new infrastructure spending, created by Congress's passage of the Transportation
Equity Act, will soon give the company more attractive work to bid.   "We
anticipate a lot of good work showing up for bid in the Mid-Atlantic region and Williams Industries intends to aggressively pursue bidding opportunities. Unlike many, actually unlike most, of our competitors, Williams Industries is a public company and everyone knows where we stand. I'd be willing to wager that we're in better financial shape than a lot of our private competitors who have been shooting at us for months, simply because their results aren't known," he added.

     Williams Industries' fiscal year is from August 1 to July 31. Williams Industries, Inc. is the largest publicly owned specialty construction company in the Mid-Atlantic region. Its subsidiaries provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, and heavy and specialized hauling and rigging.

     This release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

     For additional information, please go to the company's web site "www.wmsi.com" and clip on any of the appropriate links or call the company's investor relations' office at (703) 335-7800.


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